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PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Stan Carlson, President & CEO


                            Washington Bancorp Announces:
                       20% Increase in the Quarterly Dividend,
              Earnings for the Second Quarter ending December 31, 1997
                and the Completion of the Rubio Savings Bank Merger


Washington, Iowa - (Jan. 27, 1998) Stan Carlson, President & Chief Executive Officer of Washington Bancorp (NASD Bulletin Board: WBIO), reported net income of $199,230 or $0.33 per share, for the quarter ended December 31, 1997. This compares to net income of $194,749 for the quarter ending December 31, 1996, or $.32 per share. The earnings were a slight improvement over the previous period primarily as a result of the increased level of loans, loans have grown 6.28% when compared to the same period a year earlier and currently stand at $55,828,000. For the first six months ending December 31, 1997, the Company has earned $355,450 or $.22 per share compared to $165,387 or $.18 per share for the six month period ending December 31, 1996.

In other news, the Company announced that on February 23, 1998, it will pay its seventh consecutive quarterly dividend. The dividend will be $.12 per share to shareholders of record on January 31, 1998. This dividend represents a 20% increase over the previous quarterly dividend of $.10. As of December 31, 1997, Washington Bancorp had 651,133 shares of common stock outstanding, and reported assets of $66,091,000 and stockholders' equity of $10,981,000.

Washington Bancorp and its subsidiary, Washington Federal Savings Bank, a wholly owned subsidiary of Washington Bancorp, provides a wide range of financial products and services, and operates one full-service office and one drive-up facility located in Washington, Iowa. In addition, as of January 15, 1998, the Rubio Savings Bank of Brighton, IA, became an owned subsidiary of Washington Bancorp. Rubio will operate as a completely separate state chartered financial institution with its own charter and board of directors. As of December 31, 1997, Rubio Savings Bank reported assets of $22,630,000 compared to $22,293,000 as of December 31, 1996. Deposits of both institutions are insured by the Federal Deposit Insurance Corporation to the full extent permitted by law and regulation. The common stock of Washington Bancorp is traded on the "Bulletin Board" of the National Quotation Bureau Inc. under the symbol "WBIO".
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Washington Bancorp
Selected Financial Ratios and Other Data:

                                           Three months ended          Six months ended
                                              December 31,                December 31,
                                           1997          1996         1997         1996

Performance ratios (annualized):
Return on average assets                   1.21%         1.22%         1.09%        0.53%
Average interest rate spread               3.03%         3.14%         2.95%        3.01%
Net interest margin                        3.94%         4.08%         3.87%        3.97%
Ratio of operating expense
 to average total assets                   2.52%         2.49%         2.39%        3.36%
Return on average equity                   7.31%         7.36%         6.59%        3.13%

Quality ratios:
Non-performing assets to
 total assets at end of period             0.06%         0.02%         0.06%        0.02%
Allowance for loan losses to
 non-performing assets                   668.62%      1354.93%       668.62%     1354.93%

Capital ratios:
Equity to total assets at end
 of period                                16.61%        16.51%        16.61%       16.51%
Average equity to average
 assets                                   16.54%        16.65%        16.51%       16.87%
Ratio of average interest-earning
 assets to average interest-
 bearing liabilities                     121.35%       122.46%       121.28%      122.83%

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Unaudited Consolidated Statements of Income

                                           Three months ended          Six months ended
                                              December 31,                December 31,
                                           1997          1996         1997         1996

Total Interest income                  $1,317,582    $1,264,785    $2,602,304   $2,457,023
Total Interest expense                    685,100       641,075     1,366,607    1,268,052
                                       ----------    ----------    ----------   ----------
  Net interest income                     632,482       623,710     1,235,697    1,188,971
Provision for loan loss                    28,000         3,000        53,000        6,000

Net interest income after
 provision for loan losses                604,482       620,710     1,182,697    1,182,971

Total non-interest income                  83,293        72,725       135,426      129,304
Total non-interest expense                414,741       388,695       785,078    1,054,343
                                       ----------    ----------    ----------   ----------
Income before income tax expense          273,034       304,740       533,045      257,932
Income tax expense                         73,804       109,991       177,595       92,545
                                       ----------    ----------    ----------   ----------
Net income                             $  199,230    $  194,749    $  355,450   $  165,387
                                       ----------    ----------    ----------   ----------
Earnings per share:
 Basic EPS                                  $0.33         $0.32         $0.59        $0.27
 Diluted EPS                                $0.32         $0.32         $0.57        $0.27

Cash dividend declared
 per share                                  $0.12         $0.10         $0.22        $0.18

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Consolidated Statements of Financial Condition

                                 December 31,            June 30,
                                    1997                   1997
                                 -----------           ------------
                                 (unaudited)

Assets
Cash and cash equivalents          2,414,182               807,805
Investment securities              6,105,677             9,849,991
Loans receivable, net             55,827,909            52,530,153
Other assets                       1,743,370             1,687,085
                                 -----------           -----------
Total assets                      66,091,138            64,875,034
                                 ===========           ===========
Liabilities
Deposits                          44,471,416            44,754,328
Borrowed funds                     9,844,772             8,651,765
Other liabilities                    716,303               724,118
                                 -----------           -----------
                                  55,032,491            54,130,211
                                 -----------           -----------
Commitments and contingencies
Redeemable common stock held
 by the ESOP                          78,066                69,392
                                 -----------           -----------
Stockholders' equity              10,980,581            10,675,431
                                 -----------           -----------
Total liabilities and
 stockholders' equity             66,091,138            64,875,034
                                 ===========           ===========